UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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HESKA CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Proxy Materials for the
Annual Meeting of Stockholders
To Be Held on May 3, 2018

Dear Heska Corporation Stockholder:

The Board of Directors (the "Board") of Heska Corporation ("Heska" or the "Company") has voted unanimously to remove Section 5.7 from the proposed version of the Amended and Restated 1997 Stock Incentive Plan (the "Stock Plan") should the Stock Plan be approved at Heska’s 2018 Annual Meeting of Stockholders (the "Annual Meeting"). A copy of the press release dated May 2, 2018 announcing the decision is included below with these definitive additional proxy materials. Section 5.7 of the Stock Plan provides:

5.7    BUYOUT PROVISIONS. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

This section has not been utilized during the past two decades, and there were no present intentions to do so. Nonetheless, the Board has determined to eliminate the provision, which it has deemed to be an immaterial change to the Stock Plan, in the event that the Stock Plan is approved, in order to make the terms of the Stock Plan as further revised to be more favorable from the perspective of the Company's stockholders, and to provide further encouragement to the Company's stockholders to approve the Stock Plan as described in the definitive proxy statement at the Annual Meeting.

If you have previously voted by proxy on the Stock Plan proposal and you do not wish to change your vote as a result of this new information, you do not need to take any further action. If, on the other hand, you wish to change your vote, you should follow the instructions included in the definitive proxy statement under the caption "QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2018 ANNUAL MEETING - Q: How can I change my proxy vote or revoke my proxy?"

As described there, if you have Registrar Listed Shares (as defined in the definitive proxy statement), you may change your voting instructions at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card, updating your vote via the telephone by following the corresponding instructions or updating your vote via the internet by following the corresponding instructions. You may also revoke your proxy and change your vote by voting by proxy or in person at the Annual Meeting. For shares held in Street Name (as defined in the definitive proxy statement), you should follow any corresponding procedure(s) adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via telephone or the internet to change your vote.

Previously cast "no" votes on the Stock Plan proposal will continue to be counted as votes against the proposal unless you change your vote as described above and in the proxy statement.

The Board recommends a vote FOR the Stock Plan proposal.

Heska Corporation: Jon Aagaard, Director, Investor Relations 970.619.3033 investorrelations@heska.com	Hayden IR: Brett Maas, Managing Partner 646.536.7331 brett@haydenir.com

Heska Corporation Announces Board Action

LOVELAND, CO, May 2, 2018 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, announced that as part of the Company’s ongoing efforts, the Board of Directors (the "Board") of Heska Corporation ("Heska") unanimously voted that the Board would remove Section 5.7 from the Amended and Restated 1997 Stock Incentive Plan (the "Stock Plan") should the Stock Plan be approved at Heska’s 2018 Annual Meeting of Stockholders.

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") (81%) and Other Vaccines, Pharmaceuticals and Products ("OVP") (19%). CCA includes, primarily for canine and feline use, point of care laboratory testing instruments and supplies under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.
Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on fourth parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on outside suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-K for the period ended December 31, 2017.